CONSENT OF INDEPENDENT AUDITORS


Lord Abbett U.S. Government Securities Money Market Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 24 to Registration Statement No. 2-64536 of our report dated July 31, 1998 appearing in the Annual Report to Shareholders for the year ended June 30, 1998, and to the reference to us under the caption "Financial Highlights" in the Prospectus and to the references to us under the captions "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.




DELOITTE & TOUCHE LLP
New York, New York
October 26, 1998